EXECUTION COPY



                AMENDMENT TO RIGHTS AGREEMENT

                    AMENDMENT No. 3 dated as of November 14,
               1998 (this "Amendment"), to the Rights
               Agreement dated as of September 22, 1987 (as amended, the "Rights Agreement"), between CalMat Co., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent"). All capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Rights Agreement.

          WHEREAS Vulcan Materials Company, a New Jersey corporation ("Parent"), ALB Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub") and the Company have proposed to enter into an Agreement and Plan of Merger to be dated the date hereof (the "Merger Agreement");

          WHEREAS the Company desires to amend the Rights
Agreement to, among other things, render the Rights inapplicable to the Merger (as defined in the Merger
Agreement), the Offer (as defined in the Merger Agreement) and the other transactions contemplated by the Merger
Agreement;

          WHEREAS the Company deems this Amendment to the Rights Agreement to be necessary and desirable and in the best interests of the holders of the Rights and has duly approved this Amendment; and

          WHEREAS Section 26 of the Rights Agreement permits the Company and the Rights Agent at any time to amend the Rights Agreement in the manner provided herein and provides that this Amendment shall become effective immediately upon execution by the Company and the Rights Agent.

          NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

          1. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph as the last paragraph of Section 1:

          "Notwithstanding anything in this Agreement to the contrary, none of Vulcan Materials Company, a New Jersey corporation ("Parent") or ALB Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub") or any of their respective Affiliates or Associates shall become an Acquiring Person, no Distribution Date shall occur, no


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     Rights shall separate from the Common Shares or
     otherwise become exercisable and no adjustment shall be made pursuant to Section 11 or 13, in each case, solely by reason of (i) the announcement or commencement of the Offer (as defined in the Agreement and Plan of Merger dated as of November 14, 1998 (the "Merger Agreement") among Parent, Merger Sub and the Company), (ii) the acquisition of Common Shares pursuant to the Offer,
     (iii) the announcement, approval, execution or delivery of the Merger Agreement or (iv) the consummation of the Merger (as defined in the Merger Agreement)."

          2. Section 3(a) of the Rights Agreement is hereby amended by deleting the first sentence thereof and replacing it with the following sentence:

     "Until the earlier of (i) the tenth day after the Shares Acquisition Date or (ii) the close of business on such date, if any, as may be designated by the Board of Directors of the Company following the commencement of, or first public announcement of the intent of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company or any entity holding shares of capital stock of the Company for or pursuant to the terms of any such plan, in its capacity as an agent or trustee for any such plan) to commence, a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating more than 30% or more of the then outstanding Common Shares of the Company (including any such date which is after the date of this Agreement; the earlier of (i) and (ii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by certificates for Common Shares registered in the names of the holders thereof (which certificates for Common Shares shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive the Right Certificates will be transferable only in connection with the transfer of Common Shares."

          3. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect as amended hereby.


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          4. The Rights Agent is hereby directed, immediately
prior to any Distribution Date, to make such amendments to the form of Right Certificate attached to the Rights
Agreement to conform with the Rights Agreement as amended by this Amendment and any subsequent amendments thereto.

          5. This Amendment shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts to be made and performed entirely within such State.

          6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          7. This Amendment shall be deemed effective as of the date first written above.

          IN WITNESS WHEREOF, the Company has executed this Amendment as of the date and year first above written.

                               CalMat Co.,

                               by
                                 --------------------------------
                                 /s/ A. Frederick Gerstell
                                 Name:  A. Frederick Gerstell
                                 Title: Chairman and Chief
                                        Executive Officer


                               First Chicago Trust Company of
                               New York, as Rights Agent,

                               by
                                 --------------------------------
                                 /s/ Joanne Gorostiola
                                 Name:  Joanne Gorostiola
                                 Title: Assistant Vice
                                        President